EXHIBIT 3.1

                    CERTIFICATE OF INCORPORATION, AS AMENDED
                                       OF
                      P.A.M. TRANSPORTATION SERVICES, INC.

1.  The  name  of  the  corporation  is  P.A.M.  Transportation  Services,  Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purpose to be conducted or promoted is to engage in any lawful act of activity to which corporation may be organized under the General Corporation Law of Delaware.

4. The corporation shall have authority to issue 50,000,000 shares of capital stock, consisting of 40,000,000 shares of common stock, having a par value of $.01 per share, designated "common stock," and 10,000,000 shares of preferred stock, having a par value of $.01 per share, designated "preferred stock."

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred stock as Preferred stock of one or more series and, in connection with the creation of any such series, to fix by resolution or resolutions providing for the issue of such shares of the designation, powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. Such authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

(a) the distinctive designation of, and the number of shares comprising, such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) from time to time by like action of the Board of Directors;

(b) the dividend rate or amount for such series, if any, the conditions and dates upon which dividends shall be payable, the relation which such dividends therein shall bear to the dividends payable on any other class or classes or any other series of any class or classes of stock, and whether such dividends shall be cumulative or non-cumulative;

(c) whether or not the shares or such series shall be subject to redemption by the corporation and the times, prices and other terms and conditions of such redemption;

(d) whether or not the shares of such series shall be subject to the operation of a sinking fund or purchase fund to be applied to the redemption or purchase of such shares and, if such a fund be established, the amount thereof and the terms and provisions relative to the application thereof;

(e) whether or not the shares of such series shall have voting rights, and, if they are to have voting rights, the extent thereof;

(f) the rights of the shares of such series in the event of any liquidation, dissolution, or winding up of the corporation or upon any distribution of its assets; and

(g) any other powers, preferences, and relative participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law and nonconsistent with the provisions hereof.

5.  The  corporation  is  to  have  perpetual  existence.

6. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor of stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolutions or of any receiver or receivers appoint for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directors. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

7. No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

8. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

9. Election of the directors need not be by written ballot unless the by-laws of the corporation shall so provide.

10. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of any by-laws of the corporation.

11. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

12. A. The Board of Directors of the corporation, when evaluating any offer to another individual, firm, corporation, or other entity ("Person") (a) to make a tender or exchange offer for any equity security of the corporation, (b) to merge or consolidate the corporation with such other person, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets of the corporation ("Acquisition Proposal"), shall, in connection with the exercise of its business judgment in determining what is in the best interest of the corporation and its stockholders, give due consideration to all relevant factors, including without limitation, the consideration being offered in the Acquisition Proposal in relation to the then current market price of the corporation's stock, but also in relation to the then current value of the corporation in a freely negotiated transaction and in relation to the Board of Directors' then estimate of the future value of the corporation as an independent entity, the social and economic effects on the employees, customers, suppliers, and other constituents of the corporation and on the communities in which the corporation and its subsidiaries operate or are located and the desirability of maintaining independence from any other business or business entity.

    B. No amendment to this Amended and Restated Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of this
Article 12, unless such amendment, in addition to receiving any shareholder vote or consent required by the laws of the State of Delaware in effect at the time, shall receive the affirmative vote or consent of the holders of seventy-five percent (75%) of the outstanding shares of stock of the corporation entitled to elect Directors.